UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2007

SUPERIOR ESSEX INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50514	20-0282396
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 Interstate North Parkway, Atlanta, Georgia 30339
(Address of principal executive offices) (Zip Code)

(770) 657-6000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                                   Regulation FD Disclosure.

The following information is furnished pursuant to Item 7.01, “Regulation FD Disclosure.”

On May 28, 2007 Superior Essex Inc. (the “Company”) provided Nexans notice of the exercise of its call right with respect to Nexans’ 40% shareholder interest in Essex Nexans Europe, the entity through which we operate our European magnet wire and distribution segment.  The shareholders agreement governing the Essex Nexans joint venture provides that we have the right to purchase Nexans’ 40% equity interest in Essex Nexans at a price equal to 40% of the initial net book value of Nexans interest at October 21, 2005 (the date of formation of the Essex Nexans joint venture), as adjusted, plus 40% of (i) the post-closing cumulative net income (adjusted for certain items as specified in the shareholders agreement) of Essex Nexans, and (ii) any post-closing capital contributions minus any post-closing distributions. The call price will be paid in cash.  The Essex Nexans subordinated note payable to Nexans of €11.3 million is accelerated and must be paid at the same time as the call price.  We estimate that the call price is approximately €22 million and that the total funds required to finance the call and the subordinated note will be approximately €33 million ($44-45 million as of May 30, 2007).

We expect that the redemption or purchase of the subordinated note will be financed by additional borrowing under the Essex Nexans factoring arrangement, and the remainder from funds provided by the Company.

After completion of these transactions, the Company will own 100% of the Essex Nexans Europe equity interest.

The closing for the purchase is subject to certain processes and conditions established under the shareholders agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of Superior Essex dated October 21, 2005).

Item 9.01                                   Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.

Date: May 31, 2007	By:	/s/ David S. Aldridge
David S. Aldridge
Executive Vice President, Chief Financial
Officer and Treasurer